Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 04-26

Stuart Blackie

Dev Ghose

(206) 652-3702

Media Contact

Broadgate Consultants, Inc.

(212) 232-2222

FOR IMMEDIATE RELEASE

SHURGARD REACHES AGREEMENT TO SETTLE CLASS ACTION

SEATTLE, WASHINGTON, December 16, 2004 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, announced today that it has reached a tentative agreement to settle an alleged nationwide wage and hour class action lawsuit filed in the United States District Court for the Northern District of California, entitled Scura, et.al. vs. Shurgard Storage Centers, Inc. Case No. C 02-5246-CRB. The basic terms of the proposed agreement are reflected in a Memorandum of Understanding (MOU) which will be incorporated into a definitive Settlement Agreement that must be submitted for approval by the District Court.

Pursuant to the proposed settlement agreement, it is anticipated that payments to participating class members (together with attorney fees and other litigation costs) will be made in the first half of 2005. Notwithstanding this proposed agreement, and as an express part thereof, Shurgard continues to deny any and all allegations of wrongdoing raised by this lawsuit.

Shurgard estimates that the proposed settlement will result in a charge in the fourth quarter of approximately $3 million, or $.06 per share for Earnings per share and Funds from Operations. As a result of the proposed settlement, the company is lowering its guidance for Funds from Operations (FFO) given in its press release dated November 10, 2004 by that amount.

“We were surprised to obtain a quick settlement of this lawsuit, which we were not anticipating for at least another year. We are satisfied that settlement of this lawsuit is in the best interests of Shurgard, its shareholders, and other stakeholders including our employees” said David K. Grant, President and Chief Operating Officer of Shurgard.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding FFO projections for 2004 and beyond are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including but not limited to, the court’s approval of the settlement, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on May 17, 2004, and Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on July 12, 2004, Form 10-Q for the quarter ending June 30, 2004 filed with the SEC on August 13, 2004 and Form 10-Q for the quarter ending September 30, 2004 filed with the SEC on November 9, 2004.

The use of financial term “FFO” is not governed by generally accepted accounting principles. “Funds from operations” (FFO), according to the National Association of Real Estate Investment Trusts’ (NAREIT) October 1999, as amended in April 2002, White Paper on Funds from Operations, is defined as net income, calculated in accordance with GAAP including non-recurring events, except for those defined as “extraordinary items” under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs and exclusive of amortization of participation rights discount, less dividends paid to preferred stockholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We have adjusted GAAP net income for only those items specifically outlined in the April 2002 NAREIT White Paper on Funds from Operations. As such our presentation of FFO has been adjusted to reflect those specific adjustments. The company believes FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while the company believes that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to “funds from operations” reported by other REITs that do not define funds from operations in accordance with the NAREIT definition.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

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